Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2014 RESULTS

ALPHARETTA, GA, August 6, 2014 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported second quarter 2014 earnings results for the period ended June 30, 2014.

Second Quarter / Year-to-Date Highlights

•	Second quarter net sales of $203.6 million, including DelStar, increased 3.6% versus the prior-year quarter; year-to-date net sales were $408.3 million

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Net Income from Continuing Operations was $25.0 million, down from $29.4 million in the prior-year quarter; Adjusted Net Income from Continuing Operations (see non-GAAP reconciliations) which excludes restructuring expenses, non-cash purchase accounting adjustments from the DelStar acquisition and CTS start-up expenses was $28.2 million, down from $30.0 million in the prior-year quarter

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Second quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.91, versus $0.95 in the prior-year quarter; Income from Continuing Operations per Diluted Share was $0.81 versus $0.93 in the prior-year quarter

Business Highlights

•	Second quarter Paper segment sales volumes decreased 7.3% versus the prior-year quarter, as tobacco paper weakness was partially offset by growth of non-tobacco products

•	Second quarter Lower Ignition Propensity, or LIP, cigarette paper sales volumes (included in the Paper segment) decreased 1.6% versus the prior-year quarter

•	Second quarter Reconstituted Tobacco segment sales volumes decreased 27.1% versus the prior-year quarter

•	CTS, the Company's RTL joint venture in China, began initial production; profit contributions expected in 2015

•	Second quarter Filtration segment (DelStar) financial results were in line with expectations; development of organic and focus on M&A-related growth initiatives continue

•	Previously discussed global asset realignment activities in support of the Company's growth strategy have been completed; liquidity benefits and cash flow improvements already being realized

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "Second quarter Adjusted Diluted Earnings Per Share from Continuing Operations was $0.91. We continue to experience smoking declines in North America and Western Europe, and the effects of customer inventory destocking. Those pressures were only partially offset by continued growth in non-tobacco papers. Second quarter tobacco paper sales volumes, including our paper JV in China, decreased 10% versus the prior-year quarter, while our Paper segment sales volumes, which exclude our Paper JV in China, but include non-tobacco papers, were down 7%. The LIP volume decline of only 1.6% represented solid execution, as we outperformed the consumption declines recently observed in the North American and European countries where LIP is mandated. As we discussed last quarter, we expect that LIP regulations in South Korea will be effective by mid-2015, and these regulations are expected to provide a solid benefit to our LIP profitability. We are currently in negotiations with key cigarette makers in the region and preparing for additional expected volume in our Poland LIP printing facility. While we remain optimistic that LIP adoption in Russia is likely in the next several years, the political environment and recent events create uncertainty."

"Our Reconstituted Tobacco segment faced continued volume challenges due not only to lower industry consumption, but also inventory destocking across our customer base. Similar to our first quarter 2014 results, second quarter Reconstituted Tobacco segment volumes declined 27%, while positive price, mix, and currency impacts resulted in a 21% year-over-year segment revenue decline. While we expect the year-over year volume declines in the first half of 2014 to improve in the coming quarters, it is likely our full-year 2014 Reconstituted Tobacco segment volume decline will exceed 20%. CTS, our Reconstituted Tobacco JV in China, began initial production runs in June. The operation of our second JV in China, the world's largest consumer of cigarettes, marks a significant milestone for SWM and solidifies our role as a leading partner with China National Tobacco. As previously disclosed, we expect the venture to turn profitable beginning in 2015, with SWM's share of the JV's annualized net income expected to be $8 million to $10 million, or $0.25 to $0.30 in EPS, once full production is achieved in 2016. Over the next several years, RTL volume growth from the CTS JV is expected to more than offset European attrition-based declines at our French RTL mill."

Mr. Villoutreix concluded, "DelStar continued to perform well, delivering strong growth and our teams continue to engage in a highly collaborative effort to identify both organic and acquisition-related growth opportunities. We are committed to building our Filtration platform, and are already using SWM's global infrastructure to execute an international expansion for DelStar. Longer-term we believe there are significant opportunities to take advantage of SWM's deep expertise in lightweight paper production and DelStar's access to the growing filtration industry. In addition to DelStar's growth prospects, we are optimistic that several projects and initiatives will enable SWM to resume long-term earnings per share growth following a challenging 2014. We expect that positive contributions from CTS, South Korean LIP adoption, and lower effective tax rates will also be keys for profit growth as we work diligently to offset volume declines of the tobacco industry outside of China."

Second Quarter 2014 Results

Net sales were $203.6 million in the quarter ended June 30, 2014, versus $196.5 million in the prior-year quarter, up 3.6%. The Paper segment’s revenues were down 9.2%, Reconstituted Tobacco segment sales decreased 21.0%, and the new Filtration segment (comprised of DelStar) added $32.1 million in revenue in the quarter ended June 30, 2014. Excluding sales from newly-acquired DelStar, total net sales decreased 12.7%.

Operating Profit from Continuing Operations was $30.5 million in the quarter ended June 30, 2014, versus $42.1 million in the prior-year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $34.5 million in the quarter ended June 30, 2014, versus $42.8 million in the prior-year quarter. Similar to first quarter 2014 performance, the Company was impacted by lower tobacco-related volumes and the associated fixed cost absorption effects and LIP pricing concessions. These challenges were in part offset by the addition of DelStar, non-tobacco paper volume growth, and favorable currency movements. Adjusted Diluted Earnings Per Share from Continuing Operations was $0.91 in the second quarter of 2014, down from $0.95 in the prior-year period. Restructuring expenses, purchase accounting adjustments related to the DelStar acquisition, and start-up expenses related to CTS are excluded from these non-GAAP measures. Net Income from Continuing Operations was $25.0 million for the quarter ended June 30, 2014, versus $29.4 million in the prior-year quarter.

The effective income tax rate for continuing operations for the second quarter of 2014 was 20.8%, down from 32.4% in the second quarter of 2013, due to the previously discussed global asset realignment activities completed during the quarter. The effective tax rate is expected to be in the mid-20% range for the remainder of 2014.

Cash Flow, Debt and Quarterly Dividend

Operating cash from continuing operations was $56.5 million for the six months ended June 30, 2014, compared with $80.7 million in the prior year. Contributing to the decrease were fluctuations in working capital items, such as accounts receivable and lower net income.

Capital spending was $15.1 million and $9.2 million during the six months ended June 30, 2014 and 2013, respectively. The Company also made its final cash investment into the CTS JV during the first half of 2014 in the amount of $8.8 million. For 2014, capital spending is expected to be approximately $30 million, including capital spending relating to the operations of DelStar, but excluding the equity contributions to CTS.

Debt, net of cash, increased to $157.7 million on June 30, 2014, compared to $113.4 million at December 31, 2013, primarily driven by the $50 million of share repurchases during the first quarter of 2014.

Year-to-date Adjusted Diluted EPS from Continuing Operations were $1.75 (see non-GAAP reconciliations); the Company previously issued annual guidance of $3.40, which does not include the full impact of the $50 million share repurchase completed during the first quarter of 2014. The Company believes it is on track to at least achieve its annual guidance, with the share buyback as the primary driver for any potential upside. Currently, there is no authorization for additional share repurchases. The Company also announced that a quarterly cash dividend of $0.36 per share will be payable on September 25, 2014 to stockholders of record on August 28, 2014.

Conference Call

SWM will hold a conference call to review second quarter 2014 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, August 7, 2014. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2014 guidance and future performance, our capital allocation strategy, mergers and acquisitions, future market trends (including in China), future reconstituted tobacco leaf, or RTL, sales and volume trends, smoking attrition rates, DelStar synergies, integration and growth prospects (including international growth), impact of our restructuring actions, capital spending, common stock repurchases, the opening and profitability of CTS (our RTL joint venture in China), the adoption of LIP regulations in new countries (including South Korea) and its impact on our results, potential new customers, future cash flows, long-term EPS growth, benefits associated with our global asset realignment, lower effective tax rates, purchase accounting impacts, impacts of our ongoing operational excellence and other cost-reduction initiatives, and other statements generally identified by words such as "believe," "expect," "intend,” “potential,” "anticipate," "project," "appears," "should," "could," "may," "typically" and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the following factors:

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Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes due to changing customer demands, new technologies such as e-cigarettes, or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company’s understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonal factors, that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins could impact the profitability of our products;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	New regulatory initiatives by the U.S. Food and Drug Administration or other regulatory agencies, including the proposed regulation of cigars and cigar components;

•	New reports as to the effect of smoking on human health;

•	Changes in general economic, financial and credit conditions in the U.S. and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

•	The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more suppliers;

•	International conflicts and disputes, including their impact on the adoption of new LIP regulations;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure of any insurance company or counterparties to our currency or interest rate swaps and hedges;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and/or amnesty programs, including those in Brazil;

•	Labor activities at our facilities and new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other authorities;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities, retaining customers from businesses acquired, achieving any expected synergies from acquired businesses, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including changes in law, treaties, interpretations or regulatory determinations and audits made by applicable regulatory authorities or our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco products;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2013. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the financial schedules attached to this release.

SWM management believes that investors' understanding of the Company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the Company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Paper	$125.1	$137.8	(9.2)%	$253.9	$276.7	(8.2)%
Reconstituted Tobacco	46.4	58.7	(21.0)	90.6	114.3	(20.7)
Filtration	32.1	—	N.M.	63.8	—	N.M.
Total Consolidated	$203.6	$196.5	3.6%	$408.3	$391.0	4.4%

Operating Profit (Loss)
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2014	2013	2014	2013	2014	2013	2014	2013
Paper	$21.6	$26.0	17.3%	18.9%	$44.1	$51.3	17.4%	18.5%
Reconstituted Tobacco	11.7	22.1	25.2	37.6	27.9	43.5	30.8	38.1
Filtration	3.9	—	12.1	N.A.	4.3	—	6.7	N.A.
Unallocated	(6.7)	(6.0)			(12.7)	(11.0)
Total Consolidated	$30.5	$42.1	15.0%	21.4%	$63.6	$83.8	15.6%	21.4%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended March 31,		Six Months Ended June 30,
	2014	2013	2014	2013
Paper	$—	$0.4	$—	$1.5
Reconstituted Tobacco	3.2	0.3	3.3	0.8
Filtration	0.8	—	4.9	—
Total Consolidated	$4.0	$0.7	$8.2	$2.3

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2014	2013	2014	2013	2014	2013	2014	2013
Paper	$21.6	$26.4	17.3%	19.2%	$44.1	$52.8	17.4%	19.1%
Reconstituted Tobacco	14.9	22.4	32.1	38.2	31.2	44.3	34.4	38.8
Filtration	4.7	—	14.6	N.A.	9.2	—	14.4	N.A.
Unallocated	(6.7)	(6.0)			(12.7)	(11.0)
Total Consolidated	$34.5	$42.8	16.9%	21.8%	$71.8	$86.1	17.6%	22.0%
* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating profit from continuing operations	$30.5	$42.1	$63.6	$83.8
Plus: Restructuring & impairment expense (income)	3.2	0.7	3.3	2.3
Plus: Purchase accounting adjustments	0.8	—	4.9	—
Adjusted Operating Profit from Continuing Operations	$34.5	$42.8	$71.8	$86.1

Net income from continuing operations	$25.0	$29.4	$48.2	$60.1
Plus: Restructuring & impairment expense (income), net of tax	2.0	0.6	2.1	1.6
Plus: Purchase accounting adjustments, net of tax	0.5	—	3.0	—
Plus: CTS start-up expenses	0.7	—	1.0	—
Adjusted Net Income from Continuing Operations	$28.2	$30.0	$54.3	$61.7

Net income per share - diluted	$0.81	$0.84	$1.56	$1.80
Plus: Loss per share from discontinued operations	—	0.09	—	0.11
Income from continuing operations per diluted share	0.81	0.93	1.56	1.91
Plus: Restructuring & impairment expense (income) per share	0.07	0.02	0.07	0.05
Plus: Purchase accounting adjustments per share	0.01	—	0.09	—
Plus: CTS start-up expenses per share	0.02	—	0.03	—
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.91	$0.95	$1.75	$1.96

Income from continuing operations	$25.0	$29.4	$48.2	$60.1
Plus: Interest expense	2.1	0.7	3.6	1.4
Plus: Income tax provision	6.5	13.8	16.3	26.2
Plus: Depreciation & amortization	10.5	9.6	23.6	18.1
Plus: Restructuring & impairment expense (income)	3.2	0.7	3.3	2.3
Plus: CTS start-up expenses	0.7	—	1.0	—
Adjusted EBITDA from Continuing Operations	$48.0	$54.2	$96.0	$108.1

Cash provided by operating activities of continuing operations	$37.9	$40.7	$56.5	$80.7
Less: Capital spending	(7.0)	(3.6)	(15.1)	(9.2)
Less: Capitalized software costs	(0.1)	(0.1)	(0.2)	(0.1)
Free Cash Flow from Continuing Operations	$30.8	$37.0	$41.2	$71.4

			June 30, 2014	December 31, 2013
Total Debt			$449.1	$385.4
Less: Cash			291.4	272.0
Net Debt			$157.7	$113.4